As Filed with the Securities and Exchange Commission on March 22, 2000
                                                 Registration No. 333-__________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                         APPLIED DIGITAL SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)
                                      3661
                          (Primary Standard Industrial
                          Classification Code Number)
              MISSOURI                               43-1641533
   (State or Other Jurisdiction of                (I.R.S. Employer
   Incorporation or Organization)                Identification No.)

                          400 Royal Palm Way, Suite 410
                            Palm Beach, Florida 33480
                                 (561) 366-4800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Garrett A. Sullivan
                         Applied Digital Solutions, Inc.
                          400 Royal Palm Way, Suite 410
                            Palm Beach, Florida 33480
                                 (561) 366-4800
                               FAX: (561) 366-0002
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:
          David I. Beckett, Esq.                  Denis P. McCusker, Esq.
     Applied Digital Solutions, Inc.                 Bryan Cave LLP
       400 Royal Palm Way, Suite 410              One Metropolitan Square
         Palm Beach, Florida 33480             211 North Broadway, Suite 3600
              (561) 366-4800                   St. Louis, Missouri 63102-2750
           FAX: (561) 366-0002                         (314) 259-2000
                                                    FAX: (314) 259-2020
-------------------------------------------------------------------------------
     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
   Title of each class of         Amount to be        Proposed maximum      Proposed maximum         Amount of
 securities to be registered       registered        offering price per    aggregate offering    registration fee
                                                          unit(1)             price(1)
=================================================================================================================
   Common Stock, $.001 par
       value per share          3,000,000 shares         $13.4688             $40,406,400            $10,667
-----------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the proposed offering price and registration fee have been calculated on the basis of the average of the high and low trading prices for the Common Stock for the five day period ended March 17, 2000 as reported on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

================================================================================
The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the amendment to the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================



                   SUBJECT TO COMPLETION, DATED MARCH 21, 2000


                                3,000,000 Shares


                                [GRAPHIC OMITTED]

                                  Common Stock

                     -------------------------------------

     Under this prospectus, we may offer up to 3,000,000 shares of our Common Stock, par value $.001 per share, from time to time. We will provide specific terms for the sale of the Common Stock in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. More information about the shares is under the heading "Description of Capital Stock."

     Our shares are listed on the Nasdaq Stock Market under the symbol "ADSX." On March 17, 2000, the last reported sale price of our Common Stock was $12.1875 or $12 3/16 per share. See "Price Range of Common Stock."

     See the information under the heading "Risk Factors" starting on page 2, which describes certain factors you should consider before purchasing the Common Stock.

     Our principal office is at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480, and our telephone number is (561) 366-4800.


                     -------------------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                     -------------------------------------


                 The date of this prospectus is March __, 2000.

                                TABLE OF CONTENTS

About This Prospectus..........................................................1
Recent Developments............................................................1
Risk Factors...................................................................2
Use of Proceeds................................................................5
Our Business...................................................................5
Description of Capital Stock...................................................8
Price Range of Common Stock....................................................8
Plan of Distribution...........................................................9
Legal Opinion.................................................................10
Experts.......................................................................10
Where You Can Find More Information About Us..................................10
Statements Regarding Forward-Looking Information..............................12


                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell up to 3,000,000 shares of Common Stock in one or more offerings. This prospectus provides you with a general description of the Common Stock we may offer. Each time we sell Common Stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information About Us." We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement.

     The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Commission's offices mentioned under the heading "Where You Can Find More Information About Us."

                               RECENT DEVELOPMENTS

     On September 14, 1999, our subsidiary, Intellesale.com, Inc., filed a registration statement with the Securities and Exchange Commission in connection with its proposed initial public offering. In addition to Intellesale.com selling primary shares, we expected to sell shares of Intellesale.com stock as a selling shareholder. On January 31, 2000, we announced that we were postponing the proposed initial public offering of Intellesale.com stock due to market conditions.

     On March 3, 2000, we announced that we had signed a letter of intent to acquire Destron Fearing Corporation, a Nasdaq listed company trading under the stock symbol "DFCO". Destron Fearing is a leading developer, manufacturer and marketer of a broad line of electronic and visual identification devices for companion animals, livestock, laboratory animals and wildlife. In this proposed transaction, we will issue shares of our Common Stock in exchange for shares of common stock of Destron Fearing. The approximately $130 million transaction is expected to close by mid-June, 2000, subject to a number of conditions, including the execution of a definitive acquisition agreement, completion of due diligence, approval of both our and Destron Fearing's boards of directors and shareholders, and approval of relevant government agencies. Under the agreement, Destron Fearing would be merged into Digital Angel.net Inc., our wholly owned subsidiary.

                                  RISK FACTORS

     You should carefully consider the risk factors listed below. These risk factors may cause our future earnings to be less or our financial condition to be less favorable than we expect. You should read this section together with the other information in, or incorporated herein by reference into, this prospectus.

Forward-Looking Statements and Associated Risk

     This prospectus, including the information incorporated herein by reference, contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All such forward-looking information involves risks and uncertainties and may be affected by many factors, some of which are beyond our control. These factors include:

     o   our growth strategies,

     o   anticipated trends in our business and demographics,

     o our ability to successfully integrate the business operations of recently acquired companies, and

     o   regulatory, competitive or other economic influences.

Uncertainty of Future Financial Results

     While we have been profitable for the last three fiscal years, future financial results are uncertain. There can be no assurance that we will continue to be operated in a profitable manner. Profitability depends upon many factors, including the success of our various marketing programs, the maintenance or reduction of expense levels and our ability to successfully coordinate the efforts of the different segments of our business.

Future Sales of and Market for the Shares

     As of March 17, 2000, there were 49,782,030 shares of Common Stock outstanding. In addition, 503 shares of Common Stock are reserved for issuance in exchange for certain exchangeable shares issued by our Canadian subsidiary. Since January 1, 1999, we have issued an aggregate of 16,976,987 shares of Common Stock, of which 5,928,220 shares of Common Stock were issued as earnout payments in acquisitions, 3,343,131 shares were issued in exchange for the exchangeable shares of our Canadian subsidiary and the exchangeable shares of our former Canadian subsidiary, TigerTel Services Limited, 641,297 shares were issued to acquire minority interests in three companies, 3,416,724 shares of Common Stock were issued for acquisitions (including "price protection" shares), 2,225,890 shares have been issued upon the exercise of options, 1,241,800 shares have been issued upon the exercise of warrants, 112,761 shares have been purchased and issued under our Employee Stock Purchase Program, and 67,164 shares of Common Stock were issued for services rendered, including services under employment agreements and employee bonuses.

     Although we previously announced that we intend to limit the use of stock in future acquisitions, and to focus on cash transactions, we have effected, and will continue to effect, acquisitions or contract for certain services through the issuance of Common Stock or our other equity securities, as we have typically done in the past. In addition, we have agreed to certain "price protection" provisions in acquisition agreements which may result in additional shares of common stock being issued to selling shareholders as of the effective date of the registration of the shares such selling shareholder previously received as consideration from us. Such issuances of additional securities may be dilutive of the value of the Common Stock in certain circumstances and may have an adverse impact on the market price of the Common Stock.

Competition

     Each segment of our business is highly competitive, and we expect that competitive pressures will continue. Many of our competitors have far greater financial, technological, marketing, personnel and other resources than us. The areas which we have identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States, Canada and Europe. There can be no assurance that we will have the financial, technical, marketing and other resources required to compete successfully in this environment in the future.

Risks Associated with Acquisitions and Expansion

     We have engaged in a continuing program of acquisitions of other businesses which are considered to be complementary to our lines of business, and we anticipate that such acquisitions will continue to occur. Our total assets were approximately $229 million as of December 31, 1999 and $124 million, $61 million, $33 million and $4 million as of December 31, 1998, 1997, 1996 and 1995, respectively. Net operating revenue was approximately $337 million for the year ended December 31, 1999 and approximately $207 million, $103 million, $20 million and $2 million for the years ended December 31, 1998, 1997, 1996 and 1995, respectively. Managing these dramatic changes in the scope of our business will present ongoing challenges to management, and there can be no assurance that our operations as currently structured, or as affected by future acquisitions, will be successful.

     We may require substantial additional capital, and there can be no assurance as to the availability of such capital when needed, nor as to the terms on which such capital might be made available to us.

     It is our policy to retain existing management of acquired companies, under the overall supervision of our senior management. The success of the operations of these subsidiaries will depend, to a great extent, on the continued efforts of the management of the acquired companies.

     We have entered into earnout arrangements with certain selling shareholders under which they are entitled to additional consideration for their interests in the companies they sold to us. Under these agreements, assuming that all earnouts are achieved, we are contingently liable for additional consideration amounting to approximately $2.7 million based on achieved 1999 results, approximately $12.7 million based on agreements coming due in 2000 and achieved 2000 results, approximately $7.1 million based on achieved 2001 results, approximately $1.8 million based on achieved 2002 results and approximately $2 million based upon achieved 2004 results.

     We have entered into put options with the selling shareholders of those companies in which we acquired less than a 100% interest. These options require us to purchase the remaining portion we do not own after periods ranging from four to five years from the dates of acquisition at amounts per share generally equal to 10% to 20% of the average annual earnings per share of the company before income taxes for, generally, a two-year period ending on the effective date of the put multiplied by a multiple ranging from four to five. The purchases under these put options are recorded as changes in minority interest based upon current operating results. We have entered into agreements to acquire for approximately $3.9 million, put options in certain subsidiaries of our subsidiary, Intellesale.com. In addition, based upon current earnings, assuming all other put options were exercised, we are contingently liable for approximately an additional $6.9 million in the next two years.

Dependence on Key Individuals

     Our future success is highly dependent upon our ability to attract and retain qualified key employees. We are organized with a small senior management team, with each of our separate operations under the day-to-day control of local managers. If we were to lose the services of any members of our central management team, our overall operations could be adversely affected, and the operations of any of our individual facilities could be adversely affected if the services of the local managers should be unavailable. We have entered into employment contracts with our key officers and employees and certain subsidiaries. The agreements are for periods of one to ten years through June 2009. Some of the employment contracts also call for bonus arrangements based on earnings.

Lack of Dividends on Common Stock; Issuance of Preferred Stock

     We do not have a history of paying dividends on our Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. Under the terms of our term and revolving credit agreement, we may declare and pay cash dividends of up to $150,000 in any calendar year. We intend to use any earnings which may be generated to finance the growth of our businesses. The Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the Common Stock as to payment of dividends.

Possible Volatility of Stock Price

     Our Common Stock is quoted on the Nasdaq Stock Market(R), which stock market has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as the significant changes to our business resulting from continued acquisitions and expansions, quarterly fluctuations in our financial results or cash flows, shortfalls in earnings or sales below analyst expectations, changes in the performance of other companies in our same market sectors and the performance of the overall economy and the financial markets could cause the price of our Common Stock to fluctuate substantially. During the 12 months preceding the date of this prospectus, the price per share of our Common Stock has ranged from a high of $18 to a low of $1 5/8.

Termination Payments

     Our employment agreements with three of our executive officers include "change of control" provisions, under which the employees may terminate their employment within one year after a change of control, and be entitled to receive specified severance payments and/or continued compensation payments for sixty months. The employment agreements also provide that these executive officers are entitled to supplemental compensation payments for sixty months upon termination of employment, even if there is no change in control, unless their employment is terminated due to a material breach of the terms of the employment agreement. Also, the agreements for both Richard Sullivan and Garrett Sullivan provide for certain "triggering events" which include a change in control, the termination of Richard Sullivan's employment other than for cause, or if Richard Sullivan ceases to hold his current positions with us for any reason other than a material breach of the terms of his employment agreement. In that case, we would be obligated to pay, in cash and/or in stock, $12.1 million and $3.5 million, respectively, to Richard Sullivan and to Garrett Sullivan, in addition to certain other compensation. Finally, the employment agreements provide for a gross up for excise taxes which are payable by these executive officers if any payments upon a change of control are subject to such taxes as excess parachute payments.

     Our obligations to make the payments described in this section could adversely affect our financial condition or could discourage other parties from entering into transactions with us which might be treated as a change in control or triggering event for purposes of these agreements.

Year 2000 Compliance

     We have not experienced any significant Year 2000 related problems. During 1998 and 1999, we implemented a company wide program to ensure that we would be compliant prior to the Year 2000 failure dates. We experienced no problems on either January 1, 2000 or February 29, 2000. However we cannot make any assurances that unforeseen problems may not arise in the future.

     Software Sold to Consumers. During 1998 and 1999 we identified what we believe to be all potential Year 2000 problems with any of the software products we develop and market. However, management believes that it is not possible to determine with complete certainty that all Year 2000 problems affecting our software products will be identified or corrected due to the complexity of these products. In addition, these products interact with other third party vendor products and operate on computer systems which are not under our control. For non-compliant products, we have provided and are continuing to provide recommendations as to how an organization may address possible Year 2000 issues regarding that product. Software updates are available for most, but not all, known issues. Such information is the most currently available concerning the behavior of our products and is provided "as is" without warranty of any kind. However, variability of definitions of "compliance" with the Year 2000 and of different combinations of software, firmware and hardware could likely lead to lawsuits against us. The outcome of any such lawsuits and the impact on us are not estimable at this time.

     We do not believe that the Year 2000 problem has had or will continue to have a material adverse effect on our business, results of operations or cash flows. The estimate of the potential impact on our financial position, overall results of operations or cash flows for the Year 2000 problem could change in the future. Our ability to achieve Year 2000 compliance and the level of incremental costs associated therewith, could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' ability to modify proprietary software, and unanticipated problems identified in the ongoing compliance review. The discussion of our efforts, and management's expectations, relating to Year 2000 compliance are forward-looking statements.

                                 USE OF PROCEEDS

     Unless otherwise indicated in the applicable supplement to this prospectus, we expect to use the net proceeds we receive from the sale of shares offered by this prospectus for general corporate purposes, which may include the funding of future acquisitions.

                                  OUR BUSINESS

General

     Applied Digital Solutions is an emerging leader in the implementation of business to business, e-commerce solutions for the Internet through Computer Telephony Internet Integration. Our goal is to be a single source e-business provider that mid-size companies can turn to for intelligently connecting their business processes via telephone or computer, with their customers, suppliers and partners to deliver the results expected from the emerging e-business market. Our services integrate Web front-end applications with back-end enterprise resources either by telephone, computer/software or both. We provide end to end solutions that enable e-business optimization while powering e-business initiatives via intelligent collaboration and customer interaction.

     We optimize and integrate key e-business processes through collaboration with our four technology groups, Telecommunications, Network, Internet and Applications. We are meeting the challenge of the fundamental way businesses view the use of technology. Instead of looking at each of our four business groups as distinct and separate, we regard them as seamless and interrelated. The ubiquitous Internet Protocol is replacing the Circuit Switched network, resulting in a shift from traditional use of telephones, computers and the Internet into one dynamic network empowering the enterprise and eliminating all limitations, physical, structural or geographic. We currently operate in the United States, Canada and the United Kingdom.

     The majority of our current operations are the result of acquisitions completed during the last five years. Our net operating revenues were $336.7 million, $207.1 million, $103.2 million, $19.9 million and $2.3 million respectively, in 1999, 1998, 1997, 1996 and 1995. Since 1994 we have completed thirty-nine acquisitions. Management analyzes each acquisition opportunity using criteria including profitability over a two to three year period, the strength of its balance sheet, the strength of its customer base and the experience of its management team. Going forward, we intend to make acquisitions that fit within one of our four primary operating divisions. Since January 1, 1999, we have completed six acquisitions.

Business Divisions

     Prior to March 1999, our business was organized into three, and then eventually, four business groups, or industry segments: the Services and
Solutions Group (formerly the Retail Group), the Computer Group, the Manufacturing Group and the International Group. Each operating business was conducted through a separate subsidiary company directed by its own management team, and each subsidiary company had its own marketing and operations support personnel. Each management team originally reported to our President, who was responsible for overall corporate control and coordination, as well as financial planning. Later, a Group Vice President was added and the management teams reported to the Group Vice President, who ultimately reported to our President. The Chairman was responsible for our overall business and strategic planning.

     In March 1999, we announced a corporate reorganization at which time we named five new divisions. Each division is managed by a division president who reports to the President. Each division either has in place or is in the process of hiring a vice president of marketing and a financial controller. We believe we will attain increased operating efficiencies through this reorganization and believe this structure will facilitate the cross marketing of our products and services. In October 1999, we disposed of the main business units comprising our Communications Infrastructure division and dissolved this group.

     Our primary businesses, other than Intellesale.com and the Non-Core Business Group, are now organized into four business divisions:

o Telecommunications -- we are an implementer of telecommunications and Computer Telephony Integration (CTI) solutions for e-business. We integrate a wide range of voice and data solutions from communications systems to voice over Internet Protocol and Virtual Private Networking (VPN). We provide complete design, project management, cable/fiber infrastructure, installation and on-going support for the customers we support. On December 30, 1999, we sold our interest in our Canadian subsidiary, TigerTel, Inc.

o Network -- we are a professional services organization dedicated to delivering quality e-Business services and support to our client partners, providing e-Business infrastructure design and deployment, personal computer network infrastructure for the development of local and wide area networks as well as site analysis, configuration proposals, training and customer support services.

o Internet -- equips our customers with the necessary tools and support services to enable them to make a successful transition to becoming or implementing e-business practices, ERP and CRM solutions, website design, and application and internet access services to customers of our other divisions.

o Applications -- provides software applications for large retail application environments, including point of sale, data acquisition, asset management and decision support systems and develops programs for portable data collection equipment, including wireless hand-held devices. It is also involved in the design, manufacture and support of satellite communication technology including satellite modems, data broadcast receivers and wireless global positioning systems for commercial and military applications.

     As of December 31, 1999, 1998 and 1997, revenues from these four divisions together accounted for 38.2%, 35.9% and 40.5%, respectively, of our total revenues.

Intellesale.com

     Intellesale.com, Inc. sells refurbished and new computer equipment and related components online, through its website at www.Intellesale.com, and through other Internet companies, as well as through traditional channels, which includes sales made by Intellesale.com's sales force.

     As of December 31, 1999, 1998 and 1997, revenues from Intellesale.com accounted for 43.1%, 30.3% and 40.3%, respectively, of our total revenues.

     On September 14, 1999, Intellesale.com filed a registration statement with the Securities and Exchange Commission in connection with its proposed initial public offering. In addition to Intellesale.com selling primary shares, we expected to sell shares of Intellesale.com stock as a selling shareholder. On January 31, 2000, we announced that we were postponing the proposed initial public offering of Intellesale.com stock due to market conditions.

The Non-Core Business Group

     This group is comprised of seven individually managed companies whose businesses are as follows:

o Gavin-Graham Electrical Products is a custom manufacturer of electrical products, specializing in digital and analog panelboards, switchboards, motor controls and general control panels. The company also provides custom manufacturing processes such as shearing, punching, forming, welding, grinding, painting and assembly of various component structures.

o Ground Effects, Ltd., based in Windsor, Canada, is a certified manufacturer and tier one supplier of standard and specialized vehicle accessory products to the automotive industry. The company exports over 80% of the products it produces to the United States, Mexico, South America, the Far East and the Middle East.

o    Hopper Manufacturing Co., Inc.  remanufactures  and distributes  automotive
     parts.  This  primarily  includes   alternators,   starters,  water  pumps,
     distributors and smog pumps.

o Innovative Vacuum Solutions, Inc. designs, installs and re-manufactures vacuum systems used in industry.

o Americom, STC Netcom and ACT Leasing are all involved in the fabrication, installation and maintenance of microwave, cellular and digital personal communication services towers.

     As of December 31, 1999, 1998 and 1997, revenues from this business group, as well as the four disposed entities within our communications infrastructure group, accounted for 19.2%, 34.7% and 21.3%, respectively, of our total revenues.

     We announced our intention to divest, in the ordinary course of business, these non-core businesses at such time and on such terms as the Board of Directors determines advisable. There can be no assurance that we will divest of any or all of these businesses or as to the terms of any divestiture transaction.

                          DESCRIPTION OF CAPITAL STOCK

     Our Second Restated Articles of Incorporation authorize the issuance of up to 80,000,000 shares of our Common Stock and up to 5,000,000 shares of preferred stock (the "Preferred Stock"). The Preferred Stock may be issued from time to time and on such terms as are specified by our Board of Directors, without further authorization from our shareholders.

     As of March 17, 2000, there were 49,782,030 shares of our Common Stock outstanding. In addition, 503 shares of Common Stock are reserved for issuance in exchange for the exchangeable shares in our Canadian subsidiary.

     As of March 17, 2000, there were issued and outstanding warrants to purchase 918,200 shares of our Common Stock at a weighted average exercise price of $4.69 per share and options held by our employees to purchase 11,168,650 shares of our Common Stock at a weighted average exercise price of $2.22 per share. All of the warrants are currently exercisable. Of the outstanding options, 6,241,700 are now exercisable at a weighted average exercise price of $3.54 per share, and the rest become exercisable at various times over the next eight years.

                           PRICE RANGE OF COMMON STOCK

     Our Common Stock trades on the Nasdaq Stock Market(R) under the symbol "ADSX." The following table sets forth the high and low sale prices of the Common Stock as reported by the Nasdaq for each of the quarters since the beginning of 1998.

                                                  High          Low
                                                  ----          ---
              1998
              ----
                First Quarter...............     5 1/2         4 1/32
                Second Quarter..............     4 7/8         3 1/8
                Third Quarter ..............     3 1/2         1 9/16
                Fourth Quarter .............     5 1/2         1 17/32
              1999
              ----
                First Quarter...............     4 3/16        2
                Second Quarter..............     3 1/2         2
                Third Quarter...............     3 3/8         1 11/16
                Fourth Quarter..............     16            1 5/8
              2000
              ----
                First Quarter (through
                   March 17, 2000)..........     18            6 1/2

Holders

     As of March 17,  2000,  there  were  1,367  holders of record of our Common
Stock.

                              PLAN OF DISTRIBUTION

General

     We may sell the shares through underwriters or dealers, through agents or directly to one or more purchasers. We may distribute these shares from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices.

     The applicable prospectus supplement will describe the terms of the offering of the shares, including:

     o    the name or names of underwriters, if any;

     o the purchase price of the shares and the proceeds we will receive from the sale;

     o any underwriting discounts and other items constituting underwriters' compensation;

     o    any discounts or  concessions allowed or reallowed or paid to dealers;
          and

     o    any securities exchange or market on which the  shares  may be listed.

Only underwriters named in the prospectus supplement, if any, are underwriters of the securities offered with the prospectus supplement.

Use of Underwriters and Agents

     If underwriters are used in the sale, they will acquire the shares for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the shares to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the shares of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

     We may sell shares directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of shares and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

     We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase shares from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

Deemed Underwriters

     In connection with the sale of the shares offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the shares for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the shares may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the shares received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Indemnification and Other Relationships

     We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

                                  LEGAL OPINION

     Bryan Cave LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the Common Stock.


                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the years ended December 31, 1997 and 1996, have been so incorporated in reliance on the report of Rubin, Brown, Gornstein & Co. LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the Commission and paying a duplicating charge. Please call the Commission at 1-800-732-0330 for further information on the operation of its public reference rooms in other cities. The Commission also makes our filings available to the public on its Internet site (http:\\ www.sec.gov). Quotations relating to our Common Stock appear on the Nasdaq National Market, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

          1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

          3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

          4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

          5. Our Current Report on Form 8-K/A dated June 8, 1998 (filed with the Commission on March 11, 1999);

          6. Our Current Report on Form 8-K dated May 25, 1999 (filed with the Commission on June 2, 1999, and as amended on Form 8-K/A filed with the Commission on October 5, 1999);

          7. Our Current Report on Form 8-K dated June 4, 1999 (filed with the Commission on June 11, 1999, and as amended on Form 8-K/A filed with the Commission on August 12, 1999);

          8. Our Current Report on Form 8-K dated September 14, 1999 (filed with the Commission on September 14, 1999);

          9. Our Current Report on Form 8-K dated November 28, 1999 (filed with the Commission on December 13, 1999, as amended on Form 8-K/A filed with the Commission on December 22, 1999, and as amended on Form 8-K/A filed with the Commission on January 11, 2000); and

          10. Our Registration Statement on Form 8-A filed on May 5, 1995, registering our Common Stock under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     To the extent that any statement in this prospectus or a prospectus supplement is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus or the applicable prospectus supplement, the statement in this prospectus or the applicable prospectus supplement shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus, the applicable prospectus supplement or the registration statement. Statements contained in this prospectus or the applicable prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

     WE WILL PROVIDE YOU WITH COPIES OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS (OTHER THAN EXHIBITS ATTACHED TO THOSE DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN), WITHOUT CHARGE. PLEASE DIRECT YOUR WRITTEN OR ORAL REQUEST TO APPLIED DIGITAL SOLUTIONS, INC., 400 ROYAL PALM WAY, SUITE 410, PALM BEACH, FLORIDA 33480; ATTENTION: KAY LANGSFORD, VICE PRESIDENT OF ADMINISTRATION (TELEPHONE: (561) 366-4800).

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION CONCERNING THIS OFFERING EXCEPT THE INFORMATION AND REPRESENTATIONS WHICH ARE CONTAINED IN THIS PROSPECTUS OR WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF ANYONE GIVES OR MAKES ANY OTHER INFORMATION OR REPRESENTATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH AN OFFER OR SOLICITATION IS UNLAWFUL. YOU SHOULD NOT INTERPRET THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER AS AN INDICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD ALSO BE AWARE THAT THE INFORMATION IN THIS PROSPECTUS MAY CHANGE AFTER THIS DATE.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This document and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Words such as "anticipates,"
"expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The section entitled "Risk Factors" that appears in this prospectus describe some, but not all, of the factors that could cause these differences.

                                   PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Registrant in connection with the sale and distribution of the shares registered hereby:

         SEC Registration Fee ......................................... $10,667
         Accounting Fees and Expenses..................................  10,000*
         Legal Fees and Expenses.......................................  15,000*
         Miscellaneous Expenses........................................   4,333*
                                                                        -------
                     Total ............................................ $40,000*
                                                                        =======
-------------
*     Estimated

Item 15.  Indemnification of Directors and Officers.

     Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Exchange Act.

     The bylaws of the Registrant provide that the Registrant shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of the Registrant who has served as a director, officer, employee or agent of the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.  Exhibits.

     See Exhibit Index.

Item 17.  Undertakings.

     (a) The undersigned issuer hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i)  To   include  any   prospectus  required  by  Section
                  10(a)(3)  of  the Securities Act;

                      (ii) To  reflect  in the  prospectus  any  facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                      (iii) To include any material  information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on March 21, 2000.

                                            APPLIED DIGITAL SOLUTIONS, INC.

                                            By: /S/ DAVID A. LOPPERT
                                               ---------------------------------
                                               David A. Loppert, Vice President,
                                               Chief Financial Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Garrett A. Sullivan and David A. Loppert, and each of them (with full power to each of them to act alone), the true and lawful attorney in fact and agent for the undersigned, to act on behalf of and in the name of the undersigned in connection with this Registration Statement, including the authority to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), and each such person ratifies and confirms all that said attorneys in fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                          Title                      Date
       ---------                          -----                      ----

                           Chairman of the Board of
                             Directors, Chief Executive
 /S/ Richard J. Sullivan     Officer and Secretary (Principal     March 21, 2000
-------------------------    Executive Officer)
 (Richard J. Sullivan)

 /S/ Garrett A. Sullivan   President and Director (Principal      March 21, 2000
-------------------------    Operating Officer)
 (Garrett A. Sullivan)

                            Vice President, Chief Financial
 /S/ David A. Loppert        Officer (Principal Accounting        March 21, 2000
-------------------------    Officer)
   (David A. Loppert)

 /S/ Richard S. Friedland   Director                              March 21, 2000
-------------------------
 (Richard S. Friedland)

 /S/ Arthur F. Noterman     Director                              March 21, 2000
-------------------------
  (Arthur F. Noterman)

 /S/ Daniel E. Penni        Director                              March 21, 2000
-------------------------
   (Daniel E. Penni)

 /S/ Angela M. Sullivan     Director                              March 21, 2000
-------------------------
  (Angela M. Sullivan)

 /S/ Constance K. Weaver    Director                              March 21, 2000
-------------------------
 (Constance K. Weaver)

                                  EXHIBIT INDEX
   Exhibit
   Number                          Description
   -------                         -----------

     4.1 Second Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant's Post-Effective Amendment No. 1 on Form S-1 to Registration Statement (Form S-3 File No. 333-64605) filed with the Commission on June 24, 1999)

     4.2 Amended and Restated Bylaws of the Registrant dated March 31, 1998 (incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-3 (File No. 333-51067) filed with the Commission on April 27, 1998)

     5.1        Opinion of Bryan Cave LLP  regarding  the validity of the Common
                Stock

     23.1       Consent of  PricewaterhouseCoopers  LLP

     23.2       Consent of Rubin,  Brown, Gornstein  & Co. LLP

     23.3       Consent of Bryan Cave LLP  (included  in Exhibit 5.1)

     24.1       Power of Attorney (included in signature page)